CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report, dated February 19, 2008, on the financial statements and financial highlights of Markman MultiFund Trust, in Post-Effective Amendment Number 23 to the Registration Statement (Form N-1A, No. 33-85182) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
September 12, 2008